EXHIBIT 10.1

ADDENDUM NO. 1 to SUPPLY AND DISTRIBUTION AGREEMENT

This Addendum No. 1 to Supply and Distribution Agreement (“Addendum No. 1”) is made as of November 15, 2006, 2006, (the “Effective Date”) by and between Synergetics USA, Inc. (f/k/a Valley Forge Scientific Corp. (referred to herein as “VFS”) and Stryker Instruments Division of Stryker Corporation, a Michigan corporation (“Distributor”). Capitalized terms used herein and not otherwise defined shall have the same meanings as given them in the Agreement (as such terms is defined below).

WHEREAS, VFS and Distributor are parties to that certain Supply and Distribution Agreement dated as of October  24, 2004 (the  “Agreement”); and

WHEREAS, VFS and Distributors desire to clarify and amend certain of their rights and obligations under the Agreement.

NOW THEREFORE, the parties hereto, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

1.            Notwithstanding anything to the contrary set forth in the Agreement, including, but not limited to, the terms of Section II, Paragraph 4, and Section III, Paragraph 4.1:

(a)     VFS shall not have any indemnification obligations, nor liability for any losses, damages and costs (including attorney’s fees), under any claims or allegations of infringement, whether now known or unknown, and whether or not heretofore asserted, to the extent any such claim or allegation is based on a combination of Products with the intra-discal adapter product manufactured and sold by Distributor, if such Product(s) or its use would not have infringed absent such combination; and

(b)     Distributor shall indemnify and hold VFS and its affiliates, and their respective employees, officers and directors, harmless against any and all claims, suits, proceedings, expenses, attorney’s fees, recoveries and damages under any claims or allegations of infringement to the extent any such claim or allegation is based on a combination of Products with the intra-discal adapter product manufactured and sold by Distributor, if such Product(s) or its use would not have infringed absent such combination.

2.             Except as specifically amended by this Addendum No. 1, the terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties have executed this Addendum No. 1 through their authorized representatives.

SYNERGETICS USA, INC.		STRYKER CORPORATION

By:	/s/ Gregg Scheller	By:	/s/ S. Johnson

Name:	Gregg Scheller	Name:	S. Johnson

Title:	President & CEO	Title:	Vice President